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[E-MAIL]

Dear IBM Senior Leaders:

Re: Voting Your IBM Shares for the 2017 Annual Meeting

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2017 Annual Meeting.  By now you should have received a copy of IBM’s 2017 Proxy Statement along with the proxy card or notice of Internet availability of proxy materials. If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker.  We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.  Please make sure to vote all of the proxy voting cards that you receive or follow the instructions on the notice of Internet availability of proxy materials, if applicable.

In 2016, IBM generated $79.9 billion in revenue remained highly profitable, and returned $8.8 billion to you, our stockholders —including dividends of $5.3 billion and $3.5 billion in gross share repurchases.  We increased our dividend for the 21st consecutive year, and 2016 was IBM’s 101st straight year of providing one.  Also in 2016, IBM’s total stockholder return increased more than 25%, outperforming the market and more than double the return of the S&P 500. While our transformation continues, a strong foundation is now in place.  Our strategic imperatives — cloud, analytics, mobile, social and security — at $33 billion, now contribute 41% of IBM’s revenue, up from 35% just last year, and grew double digits in 2016.  We’re on pace to achieve our goal of growing these businesses to $40 billion by 2018.

It is important that you show your support for IBM and vote your shares.  In particular, we are asking you to support management and the Board of Directors by voting FOR all of our directors (voting item #1), FOR the ratification of our independent accounting firm (voting item #2), FOR our Say on Pay Proposal (voting item #3), and AGAINST all three of the stockholder proposals — lobbying disclosure, 10% special meeting provision, and proxy access (voting items #5, #6 and #7). For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders.

•            If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  If you hold your shares in street name (e.g., Morgan Stanley, Bank of America, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form.  In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

If you have already voted all of your shares, there is no need to contact us and no further action is required on your part.  In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.

You may also find additional information at http://www.ibm.com/investor/proxyinformation.  If you do not receive a copy of the Proxy Statement or notice of Internet availability of proxy materials by

Thursday, April 13, 2017, please contact Bob Wilt at infoibm@us.ibm.com.  Please do not hesitate to call me at 914-499-XXXX if you have questions or comments.

Sincerely,

/s/ Christina Montgomery
Christina M. Montgomery

Vice President and Secretary

April 2017 IBM Investor Update

Company overview IBM reinvented its core hardware, software, and services franchises, while investing to create new ones such as IBM Cloud, IBM Analytics, IBM Security, Watson Health, Watson Internet of Things and others Continued momentum in our high-value businesses, providing world class innovation to our clients A strong foundation is now in place 2 With more than 105 years in business, IBM is the only company in our industry to reinvent itself through multiple technology eras and economic cycles Key Facts & Figures1 Ticker IBM Market Capitalization $157.8 billion FY16 Revenue $79.9 billion FY16 GAAP EPS $12.39 FY16 Operating EPS (non-GAAP) $13.59 FY16 Free Cash Flow $11.6 billion FY16 RD&E $5.7 billion # of Patents 8,088 patents Fiscal Year End December 31 1 Data as of December 31, 2016; See Appendix for non-GAAP information

High-value solutions to tackle business challenges Watson – a cognitive technology that can see and analyze massive amounts of data – helps clients tackle challenges ranging from oncology to customer support, using both public data and clients’ private data Watson is trained to be an expert in industries and functional specialties to augment the knowledge of professionals and give them access to the insights of their best colleagues and the world’s leading experts IBM systems are designed to accelerate AI and machine learning workloads 3 IBM’s three-pronged strategy has led to our emergence as the recognized cognitive solutions and cloud platform company, all while transforming our core businesses Strong global presence, with more than 50 cloud data centers around the world Designed for enterprises, where security, reliability, scalability, and performance are critical Hybrid cloud solutions, enabling clients to connect valuable data and applications across public and private clouds A cognitive cloud platform with IBM Watson services that developers can embed into their applications to create differentiating client experiences and powerful insights IBM’s hardware systems are being designed from the ground up to power the cloud and cognitive systems of the future Provide high-value solutions that are specific and tailored to challenges clients face in their industry Examples: Healthcare: IBM Watson Health combines the power of cloud and cognitive with value-based solutions to optimize performance, and enable effective care Financial Services: partner with financial services clients to build a robust infrastructure addressing increasingly complex and fast-changing demands – from preventing fraud to supporting cybersecurity efforts Cognitive Solutions Cloud Platform Industry Focus

A strong foundation is now in place Our strategic imperatives now contribute 41% of IBM’s revenue and we are on track to achieve our goal of growing these businesses to $40 billion by 2018 4 IBM Strategic Imperatives Revenue 41% of IBM’s total revenue FY 2016 Key Financial Metrics +13% Growth in Strategic Imperatives revenue year over year +35% Growth in cloud revenue year over year to $13.7 billion, with an annual run rate for cloud as-a-Service revenue of $8.6 billion, up from $5.3 billion at the end of 2015 +9% Growth in analytics revenue year over year to $19.5 billion 15 Acquisitions executed in 2016 with a total spend of nearly $6 billion to strengthen our cognitive, cloud, and industry capabilities 35% of IBM’s total revenue 27% of IBM’s total revenue $25B $29B $33B $0B $10B $20B $30B $40B 2014 2015 2016

Executive compensation closely aligns with performance 5 Our executive compensation program is designed to align executive compensation with the successful execution of our strategic transformation Pay Element Vehicle Metrics Long-Term Incentive Plan Performance Share Units (3-year vest) Restricted Stock Units (Typically 4-year vest) 70% - Operating Earnings Per Share 30% - Free Cash Flow Stock price Stock price Annual Incentive Plan At-Risk Cash 40% - Operating Cash Flow 40% - Operating Net Income 20% - Strategic Imperatives Revenue Salary Cash Market competitive 69% of 2016 CEO pay at risk and subject to attainment of specific performance goals in 2016 and 2017

Compensation metrics linked to the drivers of our strategic transformation 6 Compensation metrics support our strategy and emergence as the cognitive solutions and cloud platform company Metrics Link to Transformation Driver Operating Cash Flow Important measure of our ability to reinvest and return value to shareholders Operating Net Income Measures our profit and operational success Strategic Imperatives Revenue Supports portfolio shift into a cognitive solutions and cloud platform company that will increase margins and deliver highest-value opportunities for clients and shareholders Operating Earnings Per Share Measures operating profitability on a per share basis Free Cash Flow Important measure of our ability to reinvest and return value to shareholders

Annual and long-term incentive program targets are set at rigorous levels In 2016, our CEO earned 54% of total target compensation The long-term incentive plan paid out at 32% for the 2014-2016 period due to lower operating EPS and free cash flow performance in the 3-year period as we continued to transform the business As a result of the CEO’s effective leadership delivering strong 2016 performance and significant progress made in the implementation of IBM’s strategy, the CEO’s annual incentive was 99% of target 7 Performance Share Unit Payouts +25.2% increase in IBM’s TSR in 2016 Target (100%) Annual Incentive Plan Payouts to the CEO Target (100%) Pay at-risk designed to balance short-term and long-term business objectives 103% 82% 52% 32% 0% 100% 200% 2011-2013 2012-2014 2013-2015 2014-2016 0% 90% 90% 99% 0% 100% 200% 2013 2014 2015 2016

January 2016 CEO one-time premium-priced option grant At the time of the grant, our company was at a critical juncture in our transformation, requiring the personal leadership of our CEO Our Board granted our CEO options to directly align her compensation with stockholder value Board selected premium-priced stock options because value can only be realized if, and only if, the stock appreciates at levels above those realized by shareholders 8 Premium-Priced Option Structure On January 26, 2016, the Board granted our CEO 1.5 million non-qualified stock options These options are premium-priced, subject to 3-year cliff vesting, a ten-year term, and are valued at $12.1 million, calculated in accordance with GAAP and SEC rules Options will expire with no value unless IBM's stock price is above the strike prices after vesting Tranche # of Options Strike Price* Vesting 1 375,000 105% 2019 2 375,000 110% 2019 3 375,000 115% 2019 4 375,000 125% 2019 * Based on the average high and low prices of IBM common stock on the NYSE on the date of the grant Rationale

Long-standing dedication to shareholder engagement 9 We have a long-standing practice of meeting with a significant number of our largest investors to solicit their feedback on corporate governance and executive compensation matters 100+ # of Shareholders We Reach Out to Every Year on Corporate Governance and Executive Compensation Matters of our largest institutional investors >40% % Represented by Shareholders Contacted at Least Annually of total shares outstanding Engagement is part of our continual review of our executive compensation and corporate governance structure Our executives regularly meet with a significant number of our largest investors Informs our Board’s compensation decisions Ensures we are incorporating shareholder feedback and sentiment into our Board processes and governance

Strong governance and regular refreshment 10 Our Board is committed to ensuring it has the appropriate leadership, qualifications, and perspectives to oversee IBM for the long term 4 directors # of additions to the board since 2014 23% % of women on board Added 4 new directors since 2014, adding to the Board a balance of skills and experiences, which reflect: Business transformation Technology and innovation International markets Executive and operational Finance Regulatory Academic and research Philanthropic Independent Oversight Michael Eskew Independent Presiding Director Governance Best Practices Independent Presiding Director Majority voting standard Annually elected board 12 of 13 Independent Directors Right to call special meetings No poison pill No dual-class stock Risk oversight by full Board and committees Robust shareholder engagement process

Commitment to corporate social responsibility 11 Community Citizenship Environment Supply Chain In the last 10 years we have: Performed over 10 million hours of community service Sent teams of over 4,000 of IBM’s top talent on more than 1,000 problem-solving engagements around the world, solving critical challenges for those in need on a pro bono basis Created a free virtual supercomputer, providing over $500 million in free computing power to address some of the world’s most challenging health crises, from cancer and AIDS to the Zika virus and Ebola Created P-Tech, an innovative model of high school and college which is addressing the skills crisis by improving college completion rates by 500% and creating a clear pathway from school to college to career Since 1990, we have saved and avoided: 7 million megawatt-hours of electricity $579 million in energy costs 4.3 million metric tons of CO2 In 2015, we established our third-generation CO2 emissions reduction goal to further build on more than 20 years of sustained results 1,858 full-scope audits measuring compliance from 2004-2015 Suppliers are required to: Define, deploy, and sustain a mgmt. system that addresses corporate responsibility Measure performance, and establish voluntary, quantifiable environmental goals Publicly disclose results associated with these voluntary environmental goals and other environmental aspects of their management systems Cascade this set of requirements to their suppliers' suppliers

FOR election of directors proposed by IBM’s Board of Directors FOR ratification of the appointment of PricewaterhouseCoopers LLP as IBM’s independent registered public accounting firm FOR advisory vote on executive compensation We request your support at the 2017 Annual Shareholder Meeting 12 We design our executive compensation program and make decisions to incentivize our executives to execute on our transformation objectives while maintaining our long-standing commitment to pay for performance In 2016, we were in the midst of a transformation that required sustained, extraordinary leadership We ask for your support at our 2017 annual shareholder meeting. Please vote FOR the following management proposals: Please vote AGAINST all three shareholder proposals in support of management and the Board

[LOGO]

In an effort to provide additional and useful information regarding IBM’s financial results and other financial information as determined by generally accepted accounting principles (GAAP), this contains certain non-GAAP financial measures on a continuing operations basis, including operating earnings per share and free cash flow. The rationale for management’s use of non-GAAP information is as follows: Operating (non-GAAP) Earnings Per Share and Related Income Statement Items In an effort to provide better transparency into the operational results of the business, the company separates business results into operating and non-operating categories. Operating earnings from continuing operations is a non-GAAP measure that excludes the effects of certain acquisition-related charges, retirement-related costs, discontinued operations and their related tax impacts. For acquisitions, operating earnings exclude the amortization of purchased intangible assets and acquisition-related charges such as in-process research, development, transaction costs, applicable restructuring, and related expenses and tax charges related to acquisition integration. These charges are excluded, as they may be inconsistent in amount and timing from period to period and are dependent on the size, type and frequency of the company’s acquisitions. For retirement-related costs, the company characterizes certain items as operating and others as non-operating. The company includes defined benefit plan and nonpension postretirement benefit plan service cost, amortization of prior service cost and the cost of defined contribution plans in operating earnings. Non-operating retirement-related cost includes defined benefit plan and nonpension postretirement benefit plan interest cost, expected return on plan assets, amortized actuarial gains/losses, the impacts of any plan curtailments/ settlements and multi-employer plan costs, pension insolvency costs and other costs. Non-operating retirement-related costs are primarily related to changes in pension plan assets and liabilities, which are tied to financial market performance, and the company considers these costs to be outside of the operational performance of the business. Overall, the company believes that providing investors with a view of operating earnings as described above provides increased transparency and clarity into both the operational results of the business and the performance of the company’s pension plans; improves visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows the company to provide a long-term strategic view of the business going forward. The company’s reportable segment financial results reflect operating earnings from continuing operations, consistent with the company’s management and measurement system. Free Cash Flow The company uses free cash flow as a measure to evaluate its operating results, plan share repurchase levels, strategic investments and assess its ability and need to incur and service debt. The entire free cash flow amount is not necessarily available for discretionary expenditures. The company defines free cash flow as net cash from operating activities less the change in Global Financing receivables and net capital expenditures, including the investment in software. A key objective of the Global Financing business is to generate strong returns on equity, and increasing receivables is the basis for growth. Accordingly, management considers Global Financing receivables as a profit-generating investment, not as working capital that should be minimized for efficiency. Therefore, management includes presentations of both free cash flow and net cash from operating activities that exclude the effect of Global Financing receivables. Free cash flow guidance is derived using an estimate of profit, working capital and operational cash outflows. Since the company views Global Financing receivables as a profit generating investment which it seeks to maximize, it is not considered when formulating guidance for free cash flow. As a result the company does not estimate a GAAP Net Cash from Operations expectation metric. Appendix: Non-GAAP Information and Reconciliations 14

Non-GAAP Information and Reconciliations 15 The table below provides a reconciliation of the company’s income statement results as reported under GAAP to its operating earnings presentation, which is a non-GAAP measure. ($ in millions except per share amount) Acquisition- Retirement- For the year ended December 31, 2016 Related Related Operating GAAP Adjustments Adjustments (Non-GAAP) Gross Profit $38,294 $494 $316 $39,104 Gross Profit Margin 47.9% 0.6Pts 0.4Pts 48.9% S,G&A 21,069 (501) (253) 20,315 R,D&E 5,751 - - (29) 5,722 Other (Income) & Expense 145 (7) - - 138 Total Expense & Other (Income) 25,964 (508) (282) 25,174 Pre-tax Income from Continuing Operations 12,330 1,003 598 13,931 Pre-tax Income Margin from Continuing Operations 15.4% 1.3Pts 0.7Pts 17.4% Provision for / (Benefit) from Income Taxes* 449 268 183 900 Effective Tax Rate 3.6% 1.7Pts 1.2Pts 6.5% Income from Continuing Operations 11,881 735 415 13,031 Income Margin from Continuing Operations 14.9% 0.9Pts 0.5Pts 16.3% Diluted Earnings Per Share: Continuing Operations $12.39 $0.77 $0.43 $13.59 * The tax impact on operating (non-GAAP) pre-tax income is calculated under the same accounting principles applied to the GAAP pre-tax income which employs an annual effective tax rate method to the results.

Non-GAAP Information and Reconciliations 16 The table below provides a reconciliation of the company’s net cash from operating activities as reported under GAAP to its free cash flow, which is a non-GAAP measure. ($ in millions) For the year ended December 31, 2016 Net Cash Provided by Operating Activities per GAAP: $16,958 Less: change in Global Financing (GF) Receivables 1,658 Capital Expenditures, Net (3,726) Free Cash Flow 11,574 Acquisitions (5,679) Divestitures (454) Dividends (5,256) Share Repurchase (3,502) Non-GF Debt 1,317 Other (includes GF Receivables and GF Debt) 2,333 Change in Cash, Cash Equivalents and Short-term Marketable Securities $332

April 5, 2017

LETTER ON BEHALF OF IBM’S BOARD OF DIRECTORS

Dear IBM Shareholder:

As the Presiding Director of your Company’s Board and the Chair of your Company’s Executive Compensation and Management Resources Committee, we are reaching out to you directly to share our perspective on the transformation of our business. Further, we want to describe our executive compensation program, including the rationale for a strategic compensation decision we made in January 2016 to grant our CEO, Ginni Rometty, a one-time premium-priced option grant.

Driving Performance in a Transformational Period

In 2016, IBM emerged as the recognized cognitive solutions and cloud platform company.  The Company has reinvented its core hardware, software and services franchises and created new ones like IBM Cloud, IBM Analytics, IBM Security, Watson Health, Watson Internet of Things, and others.  In short, IBM is well positioned to help clients usher in a new era in both technology and business.

In 2016, IBM generated $79.9 billion in revenue, remained highly profitable, and returned $8.8 billion to you — our shareholders — including $5.3 billion in dividends and $3.5 billion in gross share repurchases.  We increased the dividend for the 21st consecutive year, and 2016 was IBM’s 101st straight year of providing one.  Also in 2016, IBM’s total stockholder return increased more than 25%, outperforming the market and more than double the return of the S&P 500.

While IBM’s transformation continues, a strong foundation is now in place. The Company’s strategic imperatives — cloud, analytics, mobile, social and security — at $33 billion, now contribute 41% of IBM’s revenue, up from 35% just last year, and grew double digits in 2016. IBM is on pace to achieve a goal of growing these businesses to $40 billion by 2018.

Aligning Executive Compensation with Our Shareholders Through the Transformation

As stewards of your investment, we believe our long-standing executive compensation program is well-structured to align the interests of our executives with yours, our shareholders.  Specifically:

•                  IBM has long demonstrated its commitment to sound executive compensation and corporate governance principles, working to ensure its practices further the interest of shareholders.  As part of our ongoing reviews of governance policies and practices, we carefully consider your feedback.  For example, in light of recent discussions with you, we’ve clarified in our Proxy Statement that we target the 50th percentile of our benchmark peer group for executive compensation.

•                  IBM also has a reputation of rigorous pay for performance plans and practices. For 2016 and 2017, 69% of the CEO’s pay is at risk, and so directly dependent on performance.  The rigor of our targets is also apparent in our payouts. Our CEO earned 54% of her annual total target compensation in 2016.  In fact, since becoming CEO, Mrs. Rometty’s annual incentive payouts have ranged from 0% to 108% and Performance Share Unit payouts have ranged from 32% to 113%.

During our compensation cycle in January 2016 — more than 14 months ago — the Board recognized IBM was at a crucial point in a multi-year historic transformation. This transformation demanded sustained, extraordinary leadership to execute on the Company’s portfolio and culture shift.  As such, the Board granted Mrs. Rometty premium-priced stock options to ensure continuity of service and alignment with shareholder interests.

In determining whether to make such a grant, the Board considered the prevalence of one-time stock grants in our industry for leaders navigating companies through periods of transition. Consistent with the Company’s compensation strategy, the Board structured this grant with a premium-priced option feature, which aligns our CEO’s compensation with increases in the value of your investment over the long term. The grant is also designed so that shareholders recognize value before the CEO. The specific premiums — 105%, 110%, 115% and 125% — are rigorous thresholds given stock performance in prior years and the stage of our transformation at the time of the grant. In fact, these premium-priced options yield no value until at least 2019 and then if, and only if, the thresholds are met.

On behalf of the entire Board, we appreciate your ownership and the strong support you have shown for your Company year after year.  We take our responsibility to maximize your long-term value seriously. While this requires investing in areas such as research and development and capital expenditures, one of the most important investments is in long-term leadership. The Board is confident that we have the right leadership in place to lead this critical transformation.

We strongly encourage you to support IBM on each ballot item in our Proxy Statement — including a vote FOR the Advisory Vote on Executive Compensation.

Sincerely,

/s/ Michael L. Eskew	/s/ Sidney Taurel
Michael L. Eskew	Sidney Taurel
IBM’s Presiding Director	Chair of IBM’s Executive Compensation and Management Resources Committee